UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2023

SAFE & GREEN HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38037	95-4463937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 646-240-4235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2023, the Board of Directors (the “Board”) of Safe & Green Holdings Corp. (the “Company”) increased the size of the Board from six to seven directors and appointed Thomas Meharey to fill the newly created directorship. Mr. Meharey will serve until the date of the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) and until his successor is duly elected and qualified.

As a non-employee director, Mr. Meharey will participate in the Company’s previously disclosed non-employee director compensation program, which for 2023 consists of: (i) an annual cash retainer of $80,000 which is paid in quarterly installments and (ii) an annual equity grant of restricted stock units under the Company’s Stock Incentive Plan with a grant date value of approximately $80,000 that will vest quarterly over two years, subject to continued service as a director through such date. In connection with his appointment, Mr. Meharey will receive a pro-rata portion of each to reflect the fact that he was appointed near the end of the 2023.

A brief description of the qualifications and experiences of Mr. Meharey is set forth below.

Thomas Meharey, age 42, was appointed as director of the Company in October 2023. Mr. Meharey currently serves as a Vice President and board member for kathy ireland Worldwide, a global lifestyle company (“kiWW”). Mr. Meharey was appointed Vice President of kiWW in 2007 and as a board member of kiWW in 2017. During his time with kiWW, Mr. Meharey launched the MIVI Millennial brand for men and women alongside global lifestyle designer Kathy Ireland. From 2003 to 2007, Mr. Meharey served as the Director of kathy ireland Weddings and Resorts, where he managed a portfolio of properties in excess of $40 million dollars. In 2004, Mr. Meharey founded a general contracting business in Hawaii, where he managed projects ranging from modest homes to multi-million dollar estates. Mr. Meharey served our country as a marine from 1999-2003.

There are no family relationships between Mr. Meharey and any of the Company’s directors or executive officers. In addition, except as set forth above, Mr. Meharey is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.08 Shareholder Director Nominations

To the extent applicable, the information in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.08.

Item 8.01 Other Events.

The Company currently plans to hold its 2023 Annual Meeting on December 6, 2023. Stockholders of record at the close of business on October 9, 2023 will be entitled to vote at the 2023 Annual Meeting. The time and location of the 2023 Annual Meeting will be as set forth in the Company’s definitive proxy statement for the 2023 Annual Meeting to be filed with the Securities and Exchange Commission.

Because the scheduled date of the 2023 Annual Meeting is more than 30 days after the anniversary of the Company’s 2022 Annual Meeting of Stockholders, prior disclosed deadlines regarding the submission of stockholder proposals pursuant to Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the 2023 Annual Meeting are no longer applicable. The Company is hereby providing notice of certain revised deadlines for the submission of stockholder proposals in connection with the 2023 Annual Meeting. In order for a stockholder proposal, submitted pursuant to Rule 14a-8, to be considered timely for inclusion in the Company’s proxy statement and form of proxy for the 2023 Annual Meeting, such proposal must be received by the Company by November 11, 2023. The Company has determined that November 11, 2023, which is 10 days after the filing of this Current Report on Form 8-K, is a reasonable time before the Company plans to begin printing and mailing its proxy materials. Therefore, in order for a stockholder to submit a proposal for inclusion in the Company’s proxy materials for the 2023 Annual Meeting, the stockholder must comply with the requirements set forth in Rule 14a-8, including with respect to the subject matter of the proposal, and must deliver the proposal and all required documentation to the Company no later than November 11, 2023. The public announcement of an adjournment or postponement of the date of the 2023 Annual Meeting will not commence a new time period (or extend any time period) for submitting a proposal pursuant to Rule 14a-8.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by November 11, 2023, which is 10 days after the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE & GREEN HOLDINGS CORP.

Dated: November 1, 2023	By:	/s/ Patricia Kaelin
		Name:	Patricia Kaelin
		Title:	Chief Financial Officer

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